                            THE DUNES APARTMENT HOMES
                            201 HARBOUR CITY PARKWAY
                          INDIAN HARBOUR BEACH, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                             AS OF DECEMBER 12, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                               DECEMBER 23, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    THE DUNES APARTMENT HOMES
       201 HARBOUR CITY PARKWAY
       INDIAN HARBOUR BEACH, BREVARD COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 200 units with a total of 171,654 square feet of rentable area. The improvements were built in 1964. The improvements are situated on 7.09 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective December 12, 2003 is:

                                  ($6,800,000)

                                       Respectfully submitted,
                                       AMERICAN APPRAISAL ASSOCIATES, INC.

                                       /s/ Edward Zenkovich
December 23, 2003                      Edward Zenkovich, ASA
#053272                                Managing Principal, Real Estate Group
                                       State of Florida, Certified General
                                       Appraiser, #0001259

Assisted By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary..........................................................    4

Introduction...............................................................    9

Area Analysis..............................................................   11

Market Analysis............................................................   14

Site Analysis..............................................................   15

Improvement Analysis ......................................................   15

Highest and Best Use ......................................................   16

                                    VALUATION

Valuation Procedure........................................................   17

Sales Comparison Approach..................................................   19

Income Capitalization Approach ............................................   25

Reconciliation and Conclusion .............................................   36

                                     ADDENDA

Exhibit A - Photographs of Subject Property

Exhibit B - Summary of Rent Comparables and Photograph of Comparables

Exhibit C - Assumptions and Limiting Conditions

Exhibit D - Certificate of Appraiser

Exhibit E - Qualifications

General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  The Dunes Apartment Homes
LOCATION:                       201 Harbour City Parkway
                                Indian Harbour Beach, Florida

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple

DATE OF VALUE:                  December 12, 2003
DATE OF REPORT:                 December 23, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
   Size:                        7.09 acres, or 308,840 square feet
   Assessor Parcel No.:         27-37-14-01-00003
   Floodplain:                  Community Panel No. 12009C 0464E (April 1, 2001)
                                Flood Zone X, an area outside the floodplain.
   Zoning:                      R-3 (Multifamily)

BUILDING:
   No. of Units:                200 Units
   Total NRA:                   171,654 Square Feet
   Average Unit Size:           858 Square Feet
   Apartment Density:           28.2 units per acre
   Year Built:                  1964

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                Market Rent
                    Square   -----------------    Monthly     Annual
    Unit Type        Feet    Per Unit   Per SF    Income      Income
----------------------------------------------------------------------
1Bdrm/1Ba-1A10         669   $    530   $ 0.79   $ 44,520   $  534,240
2Bdrm/1Ba-2A10         938   $    650   $ 0.69   $ 52,650   $  631,800
2Bdrm/1.5Ba-2A150      968   $    675   $ 0.70   $  4,725   $   56,700
3Bdrm/2Ba - 3A20     1,168   $    750   $ 0.64   $ 21,000   $  252,000
                                                 --------   ----------
                                         Total   $122,895   $1,474,740
                                                 ========   ==========

OCCUPANCY:                                     94%
ECONOMIC LIFE:                                 45 Years
EFFECTIVE AGE:                                 20 Years
REMAINING ECONOMIC LIFE:                       25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                               SUBJECT PHOTOGRAPHS

                [PICTURE]                                   [PICTURE]

     EXTERIOR - APARTMENT BUILDING -               EXTERIOR - APARTMENT BUILDING
             LEASING OFFICE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
   As Vacant:                  Hold for future multi-family development
   As Improved:                Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

     DIRECT CAPITALIZATION                                     Amount             $/Unit
     ---------------------                                     ------             ------
Potential Rental Income                                    $1,474,740         $7,374
Effective Gross Income                                     $1,461,761         $7,309
Operating Expenses                                         $795,288           $3,976              54.4% of EGI
Net Operating Income:                                      $616,473           $3,082

Capitalization Rate                                        9.00%
DIRECT CAPITALIZATION VALUE                                $6,800,000 *       $34,000 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      11%
Stabilized Vacancy & Collection Loss:                      8%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               9.50%
Discount Rate                                              11.50%
Selling Costs                                              2.00%
Growth Rates:
   Income                                                  3.00%
   Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                                 $6,800,000 *       $34,000 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $6,800,000         $34,000 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                      $21,749 to $32,787
   Range of Sales $/Unit (Adjusted)                        $26,950 to $40,984
VALUE INDICATION - PRICE PER UNIT                          $6,600,000 *         $33,000 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                      4.42 to 5.58
   Selected EGIM for Subject                               4.75
   Subject's Projected EGI                                 $1,461,761
EGIM ANALYSIS CONCLUSION                                   $6,900,000 *         $34,500 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $6,800,000 *         $34,000 / UNIT

RECONCILED SALES COMPARISON VALUE                          $6,700,000           $33,500 / UNIT

------------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                          $        6,600,000
   NOI Per Unit                                            $        6,800,000
   EGIM Multiplier                                         $        6,900,000
INDICATED VALUE BY SALES COMPARISON                        $        6,700,000         $33,500 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                           $        6,800,000
   Discounted Cash Flow Method:                            $        6,800,000
INDICATED VALUE BY THE INCOME APPROACH                     $        6,800,000         $34,000 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $        6,800,000         $34,000 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 201 Harbour City Parkway, Indian Harbour Beach, Brevard County, Florida. Indian Harbour Beach identifies it as 27-37-14-01-00003.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on December 12, 2003. Edward Zenkovich, ASA has not made a personal inspection of the subject property. Kim Cook assisted Edward Zenkovich, ASA in the research, valuation analysis and writing the report. Both, Edward Zenkovich, ASA and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of December 12, 2003. The date of the report is December 23, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute,

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:        6 to 12 months
  EXPOSURE PERIOD:         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Equity Partners. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Indian Harbour Beach, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being commercial retail. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - SR A1A
West  - Patrick Drive (State Road 513)
South - Eau Gallie Boulevard (State Road 518)
North - State Road 3 (Banana River Drive)

MAJOR EMPLOYERS

Major employers in the subject's area include School Board of Brevard County, United Space Alliance, Health First, Patrick Air Force Base, Harris Corporation, Space Gateway Support, Publix, Brevard County Board of County Commissioners, Wal-Mart, Wuesthoff Health Systems. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                           AREA
                                     ------------------------------------------------
       CATEGORY                      1-MI. RADIUS      3-MI. RADIUS      5-MI. RADIUS          MSA
-------------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                         24,426           121,187           230,503         1,721,904
5-Year Population                          26,001           129,066           245,725         1,921,950
% Change CY-5Y                                6.4%              6.5%              6.6%             11.6%
Annual Change CY-5Y                           1.3%              1.3%              1.3%              2.3%

HOUSEHOLDS
Current Households                         10,125            48,206            94,791           655,258
5-Year Projected Households                10,754            51,041           100,505           731,362
% Change CY - 5Y                              6.2%              5.9%              6.0%             11.6%
Annual Change CY-5Y                           1.2%              1.2%              1.2%              2.3%

INCOME TRENDS
Median Household Income              $     32,016      $     35,441      $     37,406      $     40,114
Per Capita Income                    $     17,041      $     18,768      $     21,478      $     21,799
Average Household Income             $     41,464      $     47,148      $     52,290      $     57,283

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                           AREA
                                     ------------------------------------------------
       CATEGORY                      1-MI. RADIUS      3-MI. RADIUS      5-MI. RADIUS          MSA
-------------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                 48.44%            39.16%            39.13%            30.55%
5-Year Projected % Renting              47.20%            38.67%            38.65%            30.11%

% of Households Owning                  39.21%            52.00%            53.05%            60.90%
5-Year Projected % Owning               40.51%            52.59%            53.74%            61.87%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential
South - Commercial
East  - Residential/Commercial and a vacant tract
West  - Residential/Commercial

CONCLUSIONS

The subject is well located within the city of Indian Harbour Beach. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Indian Harbour Beach in Brevard County. The overall pace of development in the subject's market is more or less stable. There has been no new construction in the subject's immediate market in the last three years. In the larger market area, delivery of new units has declined from 4,700 units in 2003 to 2,500 units for 2004. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

 Period                   Region             Submarket
------------------------------------------------------
YE 2002                    8.9%                 N/A
YE 2003                    9.4%                 N/A
2004 (Estimate)            9.0%                 N/A

Source: Marcus and Millichap Apartment Research Report

Occupancy trends in the subject's market are stable. As vacancies are declining in this market, the frequency of concessions should decline.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                   Region          % Change          Submarket     % Change
---------------------------------------------------------------------------------
YE 2002                   $740                -               N/A           -
YE 2003                   $750              1.4%              N/A           -
2004 (Est)                $765              2.0%              N/A           -

Source: Marcus and Millichap, Apartment Research Report

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.          Property Name                Units         Ocpy.    Year Built         Proximity to subject
--------------------------------------------------------------------------------------------------------------
R-1          Shore View                    135           97%        1962        5 miles N of the subject
R-2          Brittany Apartments           Unk.          95%        1982        0.5 miles east of the subject
R-3          Rivercrest Apartments         Unk.          98%        1985        4.5 miles NW of the subject
Subject      The Dunes Apartment Homes     200           94%        1964

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 15
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    7.09 acres, or 308,840 square feet
 Shape                        Generally rectangular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
  Community Panel             12009C 0464E, dated April 1, 2001
  Flood Zone                  Zone X
 Zoning                       R-3, the subject improvements represent
                              a legal conforming use of the site.

REAL ESTATE TAXES

                                       ASSESSED VALUE - 2003
                              ---------------------------------------    TAX RATE /    PROPERTY
PARCEL NUMBER                    LAND        BUILDING         TOTAL      MILL RATE       TAXES
-----------------------------------------------------------------------------------------------
27-37-14-01-                  $1,000,000    $4,800,000     $5,800,000     0.02441      $141,572
  00003

IMPROVEMENT ANALYSIS

 Year Built                   1964
 Number of Units              200
 Net Rentable Area            171,654 Square Feet
 Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Reinforced brick or masonry
  Exterior Walls              Concrete block
  Roof                        Built-up asphalt with or without gravel over a
                              wood truss structure
Project Amenities             Amenities at the subject include a swimming pool,
                              meeting hall, laundry room, business office, and
                              parking area.
Unit Amenities                Individual unit amenities include a garage,
                              balcony, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                  refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                                            Unit Area
Unit Type              Number of Units      (Sq. Ft.)
-----------------------------------------------------
1Bdrm/1Ba-1A10               84                 669
2Bdrm/1Ba-2A10               81                 938
2Bdrm/1.5Ba-2A150             7                 968
3Bdrm/2Ba - 3A20             28               1,168

Overall Condition             Average
Effective Age                 20 years
Economic Life                 45 years
Remaining Economic Life       25 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1964 and consist of a 200-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 17
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 19
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

SUMMARY OF COMPARABLE SALES-IMPROVED


                                                                           COMPARABLE                     COMPARABLE
          DESCRIPTION                        SUBJECT                          I - 1                          I - 2
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Dunes Apartment Homes      Bottlebrush Apartments         Morningside Apartments

LOCATION:
  Address                         201 Harbour City Parkway       1600 Bottlebrush Dr. NE        1187-1193 S. Park Ave
  City, State                     Indian Harbour Beach, Florida  Palm Bay, Florida              Titusville, Florida
  County                          Brevard                        Brevard County                 Brevard County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          171,654                        26,526                         115,440
  Year Built                      1964                           1977                           1982
  Number of Units                 200                            50                             183
  Unit Mix:                             Type              Total    Type                  Total    Type                Total
                                  1 Bdrm/1Ba-1A10          84    Studio                   18    Studio                  7
                                  2 Bdrm/1Ba-2A10          81    1 Bedroom                22    1 Bedroom             140
                                  2 Bdrm/1.5Ba-2A150        7    2 Bedroom                10    2 Bedroom              34
                                  3 Bdrm/2Ba-3A20          28                                   3 Bedroom               2

  Average Unit Size (SF)          858                            531                            631
  Land Area (Acre)                7.0900                         2.5000                         11.5200
  Density (Units/Acre)            28.2                           20.0                           15.9
  Parking Ratio (Spaces/Unit)     2.36
  Parking Type (Gr., Cov., etc.)  Open parking lot               Surface                        Surface
CONDITION:                        Average                        Average                        Average
APPEAL:                           Average                        Fair                           Average
AMENITIES:
  Pool/Spa                        Yes/No                         Yes/No                         No/No
  Gym Room                        No                             No                             No
  Laundry Room                    Yes                            Yes                            Yes
  Secured Parking                 No                             No                             No
  Sport Courts                    Yes                            No                             No

OCCUPANCY:                        94%                            95%                            95%
TRANSACTION DATA:
  Sale Date                                                      September, 2003                February, 2003
  Sale Price ($)                                                 $1,375,000                     $3,980,000
  Grantor                                                        S.E. Residential East          Morningside Apartments II,
                                                                                                Ltd

  Grantee                                                        Bottlebrush Apartments, Inc.   SE Residential Central
                                                                                                Associates
  Sale Documentation                                             Bk 5064 Pg 2364                Bk 4835 Pg 2265
  Verification                                                   Broker, Marcus & Millichap     Seller's Broker
  Telephone Number
ESTIMATED PRO-FORMA:                                             Total $     $/Unit      $/SF   Total $     $/Unit    $/SF
  Potential Gross Income                                         $259,320    $5,186      $9.78  $949,540    $5,189    $8.23
  Vacancy/Credit Loss                                            $ 12,966    $  259      $0.49  $ 48,477    $  265    $0.42
  Effective Gross Income                                         $246,354    $4,927      $9.29  $901,063    $4,924    $7.81
  Operating Expenses                                             $140,000    $2,800      $5.28  $585,600    $3,200    $5.07
  Net Operating Income                                           $106,354    $2,127      $4.01  $315,463    $1,724    $2.73
NOTES:                                                           Single-story apartment         Single-story apartment
                                                                 complex                        complex
  PRICE PER UNIT                                                             $27,500                       $21,749
  PRICE PER SQUARE FOOT                                                      $ 51.84                       $ 34.48
  EXPENSE RATIO                                                                 56.8%                         65.0%
  EGIM                                                                          5.58                          4.42
  OVERALL CAP RATE                                                              7.73%                         7.93%
  Cap Rate based on Pro Forma or  Actual Income?                             UNKNOWN                     PRO FORMA



                                            COMPARABLE                   COMPARABLE                   COMPARABLE
          DESCRIPTION                          I - 3                        I - 4                        I - 5
-------------------------------------------------------------------------------------------------------------------------
  Property Name                   Royal Oak Colony             Suncoast Townhomes            Rockledge Villas

LOCATION:
  Address                         3645 Barna Avenue            325 East University           1525 Fiske Road
  City, State                     Titusville, Florida          Melbourne, Florida            Rockledge, Florida
  County                          Brevard County               Brevard County                Brevard County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          178,901                      142,224                       102,428
  Year Built                      1968                         1980                          1963
  Number of Units                 183                          150                           93
  Unit Mix:                         Type                Total    Type                 Total    Type                 Total
                                  1 Bedroom              N/A   1 Bedroom                29   1 Bedroom               39
                                  2 Bedroom              N/A   2 Bedroom               121   2 Bedroom               47
                                  3 Bedroom              N/A                                 3 Bedroom                7
                                  3 Bedroom              N/A

  Average Unit Size (SF)          978                          948                           1,101
  Land Area (Acre)                11.5000                      8.0000                        6.1300
  Density (Units/Acre)            15.9                         18.8                          15.2
  Parking Ratio (Spaces/Unit)     0.00                         0.00
  Parking Type (Gr., Cov., etc.)  Surface                      Surface                       Surface
CONDITION:                        Average                      Average                       Fair
APPEAL:                           Fair                         Fair                          Fair
AMENITIES:
  Pool/Spa                        Yes/No                       Yes/No                        Yes/No
  Gym Room                        No                           No                            No
  Laundry Room                    No                           Yes                           No
  Secured Parking                 No                           No                            No
  Sport Courts                    Yes                          No                            No

OCCUPANCY:                        N/A                          90%                           85%
TRANSACTION DATA:
  Sale Date                       July, 2002                   November, 2002                September, 2002
  Sale Price ($)                  $6,000,000                   $3,850,000                    $2,650,000
  Grantor                         Royal Oak Colony Associates  CJC, Inc.                     Robert Wigor
  Grantee                         SPM, Inc.                    Atlantic Melbourne            Gene Berman
  Sale Documentation              NA                           NA                            Bk 4705 Pg 1080
  Verification                    Seller's Broker              Broker, Marcus & Millichap    Broker, Marcus & Millichap
  Telephone Number
ESTIMATED PRO-FORMA:              Total $     $/Unit    $/SF   Total $     $/Unit     $/SF   Total $     $/Unit     $/SF
  Potential Gross Income          $      0    $    0    $0.00  $823,500    $5,490     $5.79  $629,700    $6,771     $6.15
  Vacancy/Credit Loss             $      0    $    0    $0.00  $ 82,350    $  549     $0.58  $ 94,455    $1,016     $0.92
  Effective Gross Income          $      0    $    0    $0.00  $741,150    $4,941     $5.21  $535,245    $5,755     $5.23
  Operating Expenses              $      0    $    0    $0.00  $291,083    $1,941     $2.05  $279,000    $3,000     $2.72
  Net Operating Income            $540,000    $2,951    $3.02  $450,067    $3,000     $3.16  $256,245    $2,755     $2.50
NOTES:                            Single-story apartment                                     Broker reported that
                                  complex                                                    property sold w/ deferred
                                                                                             maintenance but sale price
                                                                                             was not credited for DM.
  PRICE PER UNIT                             $32,787                      $25,667                       $28,495
  PRICE PER SQUARE FOOT                      $ 33.54                      $ 27.07                       $ 25.87
  EXPENSE RATIO                                  N/A                         39.3%                         52.1%
  EGIM                                           N/A                         5.19                          4.95
  OVERALL CAP RATE                              9.00%                       11.69%                         9.67%
  Cap Rate based on Pro Forma or            PRO FORMA                    PRO FORMA                     PRO FORMA
   Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $21,749 to $32,787 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $26,950 to $40,984 per unit with a mean or average adjusted price of $33,645 per unit. The median adjusted price is $31,344 per unit. Based on the following analysis, we have concluded to a value of $33,000 per unit, which results in an "as is" value of $6,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

SALES ADJUSTMENT GRID


                                                                               COMPARABLE                   COMPARABLE
           DESCRIPTION                          SUBJECT                           I - 1                        I - 2
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                      The Dunes Apartment Homes      Bottlebrush Apartments         Morningside Apartments

  Address                            201 Harbour City Parkway       1600 Bottlebrush Dr. NE        1187-1193 S. Park Ave

  City                               Indian Harbour Beach, Florida  Palm Bay, Florida              Titusville, Florida
  Sale Date                                                         September, 2003                February, 2003
  Sale Price ($)                                                    $1,375,000                     $3,980,000
  Net Rentable Area (SF)             171,654                        26,526                         115,440
  Number of Units                    200                            50                             183
  Price Per Unit                                                    $27,500                        $21,749
  Year Built                         1964                           1977                           1982
  Land Area (Acre)                   7.0900                         2.5000                         11.5200
VALUE ADJUSTMENTS                             DESCRIPTION              DESCRIPTION           ADJ.       DESCRIPTION         ADJ.
  Property Rights Conveyed           Fee Simple Estate              Fee Simple Estate         0%   Fee Simple Estate         0%
  Financing                                                         Cash To Seller            0%   Cash To Seller            0%
  Conditions of Sale                                                Arm's Length              0%   Arm's Length              0%
  Date of Sale (Time)                                               09-2003                   0%   02-2003                   0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                           $27,500                        $21,749
  Location                                                          Inferior                 25%   Inferior                 25%
  Number of Units                    200                            50                      -20%   183                       0%
  Quality / Appeal                   Average                        Inferior                 20%   Inferior                 20%
  Age / Condition                    1964                           1977 / Average          -15%   1982 / Average          -20%
  Occupancy at Sale                  94%                            95%                       0%   95%                       0%
  Amenities                          Average                        Inferior                 15%   Inferior                 15%
  Average Unit Size (SF)             858                            531                      15%   631                       0%
------------------------------------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                                                          40%                            40%
------------------------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                                                 $38,500                        $30,448
------------------------------------------------------------------------------------------------------------------------------


                                               COMPARABLE                    COMPARABLE                     COMPARABLE
           DESCRIPTION                            I - 3                         I - 4                          I - 5
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Royal Oak Colony               Suncoast Townhomes             Rockledge Villas

  Address                            3645 Barna Avenue              325 East University            1525 Fiske Road

  City                               Titusville, Florida            Melbourne, Florida             Rockledge, Florida
  Sale Date                          July, 2002                     November, 2002                 September, 2002
  Sale Price ($)                     $6,000,000                     $3,850,000                     $2,650,000
  Net Rentable Area (SF)             178,901                        142,224                        102,428
  Number of Units                    183                            150                            93
  Price Per Unit                     $32,787                        $25,667                        $28,495
  Year Built                         1968                           1980                           1963
  Land Area (Acre)                   11.5000                        8.0000                         6.1300
VALUE ADJUSTMENTS                        DESCRIPTION          ADJ.       DESCRIPTION         ADJ.      DESCRIPTION         ADJ.
  Property Rights Conveyed           Fee Simple Estate         0%   Fee Simple Estate         0%   Fee Simple Estate        0%
  Financing                          Cash To Seller            0%   Cash To Seller            0%   Cash To Seller           0%
  Conditions of Sale                 Arm's Length              0%   Arm's Length              0%   Arm's Length             0%
  Date of Sale (Time)                07-2002                   0%   11-2002                   0%   09-2002                  0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $32,787                        $25,667                        $28,495
  Location                           Inferior                 25%   Inferior                 25%   Inferior                25%
  Number of Units                    183                       0%   150                      -5%   93                     -15%
  Quality / Appeal                   Comparable                0%   Comparable                0%   Comparable               0%
  Age / Condition                    1968 / Average            0%   1980 / Average          -20%   1963 / Fair              0%
  Occupancy at Sale                  N/A                       0%   90%                       5%   85%                     10%
  Amenities                          Comparable                0%   Comparable                0%   Comparable               0%
  Average Unit Size (SF)             978                       0%   948                       0%   1,101                  -10%
-----------------------------------------------------------------------------------------------------------------------------
PHYSICAL ADJUSTMENT                                           25%                             5%                           10%
-----------------------------------------------------------------------------------------------------------------------------
FINAL ADJUSTED VALUE ($/UNIT)                  $40,984                        $26,950                        $31,344
-----------------------------------------------------------------------------------------------------------------------------

SUMMARY

VALUE RANGE (PER UNIT)                      $26,950   TO  $40,984
MEAN (PER UNIT)                             $33,645
MEDIAN (PER UNIT)                           $31,344
VALUE CONCLUSION (PER UNIT)                 $33,000

VALUE INDICATED BY SALES COMPARISON APPROACH                             $6,600,000
ROUNDED                                                                  $6,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                            NOI PER UNIT COMPARISON

                    SALE PRICE            NOI/     SUBJECT NOI
COMPARABLE  NO. OF  ----------          --------  --------------  ADJUSTMENT   INDICATED
    NO.     UNITS   PRICE/UNIT   OAR    NOI/UNIT  SUBJ. NOI/UNIT    FACTOR     VALUE/UNIT
-----------------------------------------------------------------------------------------
   I-1         50   $1,375,000   7.73%  $106,354    $616,473        1.449        $39,850
                    $   27,500          $  2,127    $  3,082
   I-2        183   $3,980,000   7.93%  $315,463    $616,473        1.788        $38,888
                    $   21,749          $  1,724    $  3,082
   I-3        183   $6,000,000   9.00%  $540,000    $616,473        1.045        $34,248
                    $   32,787          $  2,951    $  3,082
   I-4        150   $3,850,000  11.69%  $450,067    $616,473        1.027        $26,367
                    $   25,667          $  3,000    $  3,082
   I-5         93   $2,650,000   9.67%  $256,245    $616,473        1.119        $31,877
                    $   28,495          $  2,755    $  3,082

                                   PRICE/UNIT

  Low                        High                               Average            Median
$26,367                     $39,850                             $34,246            $34,248

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                               $   34,000
Number of Units                                                               200

                                                                       ----------
Value Based on NOI Analysis                                            $6,800,000
                                          Rounded                      $6,800,000

The adjusted sales indicate a range of value between $26,367 and $39,850 per unit, with an average of $34,246 per unit. Based on the subject's competitive position within the improved sales, a value of $34,000 per unit is estimated. This indicates an "as is" market value of $6,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------   EFFECTIVE    OPERATING             SUBJECT
    NO.     UNITS   PRICE/UNIT  GROSS INCOME   EXPENSE    OER    PROJECTED OER  EGIM
------------------------------------------------------------------------------------
   I-1         50   $1,375,000    $246,354    $140,000   56.83%                 5.58
                    $   27,500
   I-2        183   $3,980,000    $901,063    $585,600   64.99%                 4.42
                    $   21,749
   I-3        183   $6,000,000
                    $   32,787
   I-4        150   $3,850,000    $741,150    $291,083   39.27%                 5.19
                    $   25,667
   I-5         93   $2,650,000    $535,245    $279,000   52.13%                 4.95
                    $   28,495

                                      EGIM

Low                       High                              Average              Median
4.42                      5.58                              5.04                 5.07

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                                     4.75
Subject EGI                                                                 $1,461,761

                                                                            ----------
Value Based on EGIM Analysis                                                $6,943,364
                                                     Rounded                $6,900,000

                        Value Per Unit                                      $   34,500

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 54.41% before reserves. The comparable sales indicate a range of expense ratios from 39.27% to 64.99%, while their EGIMs range from 4.42 to 5.58. Overall, we conclude to an EGIM of 4.75, which results in an "as is" value estimate in the EGIM Analysis of $6,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,700,000.

Price Per Unit                                                  $6,600,000
NOI Per Unit                                                    $6,800,000
EGIM Analysis                                                   $6,900,000

Sales Comparison Conclusion                                     $6,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                     Average
                    Unit Area  -------------------
   Unit Type        (Sq. Ft.)  Per Unit     Per SF    %Occupied
---------------------------------------------------------------
1Bdrm/1Ba-1A10          669      $524        $0.78      95.2%
2Bdrm/1Ba-2A10          938      $639        $0.68      93.8%
2Bdrm/1.5Ba-2A150       968      $662        $0.68      85.7%
3Bdrm/2Ba - 3A20       1168      $735        $0.63      89.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                 RENT ANALYSIS

                                                                        COMPARABLE RENTS
                                                               ----------------------------------
                                                                   R-1         R-2         R-3
                                                               ----------------------------------
                                                                            Brittany   Rivercrest
                                                               Shore View  Apartments  Apartments
                                                               ----------------------------------
                                             SUBJECT  SUBJECT        COMPARISON TO SUBJECT
                             SUBJECT UNIT    ACTUAL   ASKING   ----------------------------------
      DESCRIPTION               TYPE          RENT     RENT      Similar    Superior    Superior    MIN     MAX    MEDIAN  AVERAGE
----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Bdrm/1Ba-1A10     $  524    $  570    $  558                  $  559    $  558  $  559  $  559  $  559
Unit Area (SF)                                  669       669       710                     800       710     800     755     755
Monthly Rent Per Sq. Ft.                     $ 0.78    $ 0.85    $ 0.79                  $ 0.70    $ 0.70  $ 0.79  $ 0.74  $ 0.74

Monthly Rent              2Bdrm/1Ba-2A10     $  639    $  720    $  685       $  794     $  679    $  679  $  794  $  685  $  719
Unit Area (SF)                                  938       938       950        1,136      1,100       950   1,136   1,100   1,062
Monthly Rent Per Sq. Ft.                     $ 0.68    $ 0.77    $ 0.72       $ 0.70     $ 0.62    $ 0.62  $ 0.72  $ 0.70  $ 0.68

Monthly Rent              2Bdrm/1.5Ba-2A150  $  662    $  700    $  694       $  804     $  699    $  694  $  804  $  699  $  732
Unit Area (SF)                                  968       968     1,000        1,196      1,200     1,000   1,200   1,196   1,132
Monthly Rent Per Sq. Ft.                     $ 0.68    $ 0.72    $ 0.69       $ 0.67     $ 0.58    $ 0.58  $ 0.69  $ 0.67  $ 0.65

Monthly Rent              3Bdrm/2Ba - 3A20   $  735    $  800                 $  979               $  979  $  979  $  979  $  979
Unit Area (SF)                                1,168     1,168                  1,436                1,436   1,436   1,436   1,436
Monthly Rent Per Sq. Ft.                     $ 0.63    $ 0.68                 $ 0.68               $ 0.68  $ 0.68  $ 0.68  $ 0.68

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                  Market Rent
                                    Unit Area  ----------------    Monthly       Annual
   Unit Type       Number of Units  (Sq. Ft.)  Per Unit  Per SF     Income       Income
-----------------------------------------------------------------------------------------
1Bdrm/1Ba-1A10           84             669      $530     $0.79    $ 44,520    $  534,240
2Bdrm/1Ba-2A10           81             938      $650     $0.69    $ 52,650    $  631,800
2Bdrm/1.5Ba-2A150         7             968      $675     $0.70    $  4,725    $   56,700
3Bdrm/2Ba - 3A20         28           1,168      $750     $0.64    $ 21,000    $  252,000
                                                                   --------    ----------
                                                          Total    $122,895    $1,474,740
                                                                   ========    ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2001            FISCAL YEAR 2002            FISCAL YEAR 2003
                            ------------------------    ------------------------    ------------------------
                                     ACTUAL                      ACTUAL                 MANAGEMENT BUDGET
                            ------------------------    ------------------------    ------------------------
      DESCRIPTION             TOTAL        PER UNIT       TOTAL        PER UNIT       TOTAL        PER UNIT
--------------------------  ----------    ----------    ----------    ----------    ----------    ----------
Revenues
  Rental Income             $1,449,333    $    7,247    $1,503,247    $    7,516    $1,528,184    $    7,641

  Vacancy                   $   63,518    $      318    $  120,980    $      605    $   76,869    $      384
  Credit Loss/Concessions   $   34,813    $      174    $   48,935    $      245    $   24,000    $      120
                            ----------    ----------    ----------    ----------    ----------    ----------
    Subtotal                $   98,331    $      492    $  169,915    $      850    $  100,869    $      504

  Laundry Income            $    8,538    $       43    $   18,054    $       90    $   21,996    $      110
  Garage Revenue            $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue       $  119,868    $      599    $  107,750    $      539    $   66,024    $      330
                            ----------    ----------    ----------    ----------    ----------    ----------
    Subtotal Other Income   $  128,406    $      642    $  125,804    $      629    $   88,020    $      440
                            ----------    ----------    ----------    ----------    ----------    ----------
Effective Gross Income      $1,479,408    $    7,397    $1,459,136    $    7,296    $1,515,335    $    7,577

Operating Expenses
  Taxes                     $  109,639    $      548    $  132,674    $      663    $  136,256    $      681
  Insurance                 $   66,855    $      334    $   45,653    $      228    $   43,420    $      217
  Utilities                 $  139,940    $      700    $  129,394    $      647    $  108,468    $      542
  Repair & Maintenance      $  108,494    $      542    $  111,949    $      560    $  119,196    $      596
  Cleaning                  $   18,747    $       94    $   23,763    $      119    $        0    $        0
  Landscaping               $   15,856    $       79    $   26,211    $      131    $   57,744    $      289
  Security                  $    3,225    $       16    $    3,897    $       19    $        0    $        0
  Marketing & Leasing       $   26,480    $      132    $   22,221    $      111    $   26,988    $      135
  General Administrative    $  258,304    $    1,292    $  168,259    $      841    $  188,061    $      940
  Management                $   80,229    $      401    $   70,855    $      354    $   75,002    $      375
  Miscellaneous             $        0    $        0    $        0    $        0    $        0    $        0
                            ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Expenses    $  827,769    $    4,139    $  734,876    $    3,674    $  755,135    $    3,776

  Reserves                  $        0    $        0    $        0    $        0    $        0    $        0
                            ----------    ----------    ----------    ----------    ----------    ----------
Net Income                  $  651,639    $    3,258    $  724,260    $    3,621    $  760,200    $    3,801


                                ANNUALIZED 2003
                            ------------------------
                                     ACTUAL                       AAA PROJECTION
                            ------------------------    ----------------------------------
      DESCRIPTION             TOTAL        PER UNIT       TOTAL        PER UNIT        %
--------------------------  ----------    ----------    ----------    ----------     -----
Revenues
  Rental Income             $1,530,876    $    7,654    $1,474,740    $    7,374     100.0%

  Vacancy                   $  150,417    $      752    $   88,484    $      442       6.0%
  Credit Loss/Concessions   $   66,371    $      332    $   29,495    $      147       2.0%
                            ----------    ----------    ----------    ----------     -----
    Subtotal                $  216,788    $    1,084    $  117,979    $      590       8.0%

  Laundry Income            $   26,127    $      131    $   20,000    $      100       1.4%
  Garage Revenue            $        0    $        0    $        0                     0.0%
  Other Misc. Revenue       $   97,363    $      487    $   85,000    $      425       5.8%
                            ----------    ----------    ----------    ----------     -----
    Subtotal Other Income   $  123,489    $      617    $  105,000    $      525       7.1%
                            ----------    ----------    ----------    ----------     -----
Effective Gross Income      $1,437,577    $    7,188    $1,461,761    $    7,309     100.0%

Operating Expenses
  Taxes                     $  131,383    $      657    $  141,572    $      708       9.7%
  Insurance                 $   43,791    $      219    $   46,000    $      230       3.1%
  Utilities                 $  152,485    $      762    $  133,000    $      665       9.1%
  Repair & Maintenance      $  125,687    $      628    $  120,000    $      600       8.2%
  Cleaning                  $    9,677    $       48    $   23,000    $      115       1.6%
  Landscaping               $   24,340    $      122    $   35,000    $      175       2.4%
  Security                  $    3,600    $       18    $    3,600    $       18       0.2%
  Marketing & Leasing       $   33,248    $      166    $   30,000    $      150       2.1%
  General Administrative    $  194,128    $      971    $  190,000    $      950      13.0%
  Management                $   73,547    $      368    $   73,088    $      365       5.0%
  Miscellaneous             $        0    $        0    $        0    $        0       0.0%
                            ----------    ----------    ----------    ----------     -----
Total Operating Expenses    $  791,885    $    3,959    $  795,288    $    3,976      54.4%

  Reserves                  $        0    $        0    $   50,000    $      250       3.4%
                            ----------    ----------    ----------    ----------     -----
Net Income                  $  645,692    $    3,228    $  616,473    $    3,082      42.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                        KORPACZ NATIONAL INVESTOR SURVEY
                                3RD QUARTER 2003
                            NATIONAL APARTMENT MARKET


                          CAPITALIZATION RATES
               --------------------------------------------
                    GOING-IN                 TERMINAL
               --------------------------------------------
               LOW           HIGH       LOW           HIGH
               --------------------------------------------
RANGE          5.50%         9.50%      6.00%        10.00%
AVERAGE               7.61%                   8.14%

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.       SALE DATE       OCCUP.      PRICE/UNIT           OAR
----------------------------------------------------------------------
I-1              Sep-03           95%         $27,500            7.73%
I-2              Feb-03           95%         $21,749            7.93%
I-3              Jul-02           N/A         $32,787            9.00%
I-4              Nov-02           90%         $25,667           11.69%
I-5              Sep-02           85%         $28,495            9.67%
                                                 High           11.69%
                                                  Low            7.73%
                                              Average            9.20%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $6,800,000. In this instance, the reversion figure contributes approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                           THE DUNES APARTMENT HOMES

                YEAR                       JAN-2004       JAN-2005       JAN-2006       JAN-2007       JAN-2008       JAN-2009
             FISCAL YEAR                      1              2              3              4              5              6
---------------------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                             $1,474,740     $1,504,235     $1,534,319     $1,580,349     $1,627,760     $1,676,592

    Vacancy                               $   88,484     $   90,254     $   92,059     $   94,821     $   97,666     $  100,596
    Credit Loss                           $   29,495     $   30,085     $   30,686     $   31,607     $   32,555     $   33,532
    Concessions                           $        0     $        0     $        0     $        0     $        0     $        0
                                          -------------------------------------------------------------------------------------
      Subtotal                            $  117,979     $  120,339     $  122,746     $  126,428     $  130,221     $  134,127

    Laundry Income                        $   20,000     $   20,400     $   20,808     $   21,432     $   22,075     $   22,737
    Garage Revenue                        $        0     $        0     $        0     $        0     $        0     $        0
    Other Misc. Revenue                   $   85,000     $   86,700     $   88,434     $   91,087     $   93,820     $   96,634
                                          -------------------------------------------------------------------------------------
        Subtotal Other Income             $  105,000     $  107,100     $  109,242     $  112,519     $  115,895     $  119,372
                                          -------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                    $1,461,761     $1,490,996     $1,520,816     $1,566,440     $1,613,434     $1,661,837

OPERATING EXPENSES:
    Taxes                                 $  141,600     $  145,848     $  150,223     $  154,730     $  159,372     $  164,153
    Insurance                             $   46,000     $   47,380     $   48,801     $   50,265     $   51,773     $   53,327
    Utilities                             $  133,000     $  136,990     $  141,100     $  145,333     $  149,693     $  154,183
    Repair & Maintenance                  $  120,000     $  123,600     $  127,308     $  131,127     $  135,061     $  139,113
    Cleaning                              $   23,000     $   23,690     $   24,401     $   25,133     $   25,887     $   26,663
    Landscaping                           $   35,000     $   36,050     $   37,132     $   38,245     $   39,393     $   40,575
    Security                              $    3,600     $    3,708     $    3,819     $    3,934     $    4,052     $    4,173
    Marketing & Leasing                   $   30,000     $   30,900     $   31,827     $   32,782     $   33,765     $   34,778
    General Administrative                $  190,000     $  195,700     $  201,571     $  207,618     $  213,847     $  220,262
    Management                            $   73,088     $   74,550     $   76,041     $   78,322     $   80,672     $   83,092
    Miscellaneous                         $        0     $        0     $        0     $        0     $        0     $        0
                                          -------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                  $  795,288     $  818,416     $  842,223     $  867,489     $  893,514     $  920,320

    Reserves                              $   50,000     $   51,500     $   53,045     $   54,636     $   56,275     $   57,964
                                          -------------------------------------------------------------------------------------
NET OPERATING INCOME                      $  616,473     $  621,080     $  625,548     $  644,315     $  663,644     $  683,553

    Operating Expense Ratio (% of EGI)          54.4%          54.9%          55.4%          55.4%          55.4%          55.4%
    Operating Expense Per Unit            $    3,976     $    4,092     $    4,211     $    4,337     $    4,468     $    4,602

                YEAR                       JAN-2010       JAN-2011       JAN-2012       JAN-2013       JAN-2014
             FISCAL YEAR                      7              8              9              10             11
----------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                             $1,726,890     $1,778,697     $1,832,058     $1,887,019     $1,943,630

    Vacancy                               $  103,613     $  106,722     $  109,923     $  113,221     $  116,618
    Credit Loss                           $   34,538     $   35,574     $   36,641     $   37,740     $   38,873
    Concessions                           $        0     $        0     $        0     $        0     $        0
                                          ----------------------------------------------------------------------
      Subtotal                            $  138,151     $  142,296     $  146,565     $  150,962     $  155,490

    Laundry Income                        $   23,420     $   24,122     $   24,846     $   25,591     $   26,359
    Garage Revenue                        $        0     $        0     $        0     $        0     $        0
    Other Misc. Revenue                   $   99,533     $  102,519     $  105,595     $  108,763     $  112,026
                                          ----------------------------------------------------------------------
        Subtotal Other Income             $  122,953     $  126,641     $  130,441     $  134,354     $  138,384
                                          ----------------------------------------------------------------------

EFFECTIVE GROSS INCOME                    $1,711,692     $1,763,042     $1,815,934     $1,870,412     $1,926,524

OPERATING EXPENSES:
    Taxes                                 $  169,078     $  174,150     $  179,375     $  184,756     $  190,299
    Insurance                             $   54,926     $   56,574     $   58,271     $   60,020     $   61,820
    Utilities                             $  158,809     $  163,573     $  168,480     $  173,535     $  178,741
    Repair & Maintenance                  $  143,286     $  147,585     $  152,012     $  156,573     $  161,270
    Cleaning                              $   27,463     $   28,287     $   29,136     $   30,010     $   30,910
    Landscaping                           $   41,792     $   43,046     $   44,337     $   45,667     $   47,037
    Security                              $    4,299     $    4,428     $    4,560     $    4,697     $    4,838
    Marketing & Leasing                   $   35,822     $   36,896     $   38,003     $   39,143     $   40,317
    General Administrative                $  226,870     $  233,676     $  240,686     $  247,907     $  255,344
    Management                            $   85,585     $   88,152     $   90,797     $   93,521     $   96,326
    Miscellaneous                         $        0     $        0     $        0     $        0     $        0
                                          ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                  $  947,929     $  976,367     $1,005,658     $1,035,828     $1,066,903

    Reserves                              $   59,703     $   61,494     $   63,339     $   65,239     $   67,196
                                          ----------------------------------------------------------------------
NET OPERATING INCOME                      $  704,060     $  725,182     $  746,937     $  769,345     $  792,426

    Operating Expense Ratio (% of EGI)          55.4%          55.4%          55.4%          55.4%          55.4%
    Operating Expense Per Unit            $    4,740     $    4,882     $    5,028     $    5,179     $    5,335

Estimated Stabilized NOI               $616,473    Sales Expense Rate        2.00%
Months to Stabilized                          0    Discount Rate            11.50%
Stabilized Occupancy                       94.0%   Terminal Cap Rate         9.50%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price                 $8,341,323              Deferred Maintenance                   $        0
  Less: Sales Expense                     $  166,826              Add: Excess Land                       $        0
                                          ----------
Net Residual Sale Price                   $8,174,497              Other Adjustments                      $        0
                                                                                                         ----------
PV of Reversion                           $2,752,405              Value Indicated By "DCF"               $6,824,762
Add: NPV of NOI                           $4,072,357                                    Rounded          $6,800,000
                                          ----------
PV Total                                  $6,824,762

                          "DCF" VALUE SENSITIVITY TABLE

                                                   DISCOUNT RATE
                              ----------------------------------------------------------
        TOTAL VALUE           11.00%      11.25%      11.50%      11.75%      12.00%
---------------------------   ----------  ----------  ----------  ----------  ----------
                      9.00%   $7,207,620  $7,091,384  $6,977,673  $6,866,424  $6,757,573
                      9.25%   $7,125,488  $7,011,080  $6,899,151  $6,789,641  $6,682,487
TERMINAL CAP RATE     9.50%   $7,047,679  $6,935,002  $6,824,762  $6,716,899  $6,611,353
                      9.75%   $6,973,860  $6,862,825  $6,754,187  $6,647,887  $6,543,866
                     10.00%   $6,903,732  $6,794,257  $6,687,142  $6,582,326  $6,479,754

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized a the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                            THE DUNES APARTMENT HOMES


                                                  TOTAL      PER SQ. FT.  PER UNIT   %OF EGI
--------------------------------------------------------------------------------------------
REVENUE

  Base Rent                                     $1,474,740     $ 8.59     $ 7,374

  Less: Vacancy & Collection Loss       8.00%   $  117,979     $ 0.69     $   590

  Plus: Other Income                                                      $   100      1.37%
    Laundry Income                              $   20,000     $ 0.12     $     0      0.00%
    Garage Revenue                              $        0     $ 0.00     $   425      5.81%
    Other Misc. Revenue                         $   85,000     $ 0.50     $   525      7.18%
                                                -------------------------------------------
      Subtotal Other Income                     $  105,000     $ 0.61

EFFECTIVE GROSS INCOME                          $1,461,761     $ 8.52     $ 7,309

OPERATING EXPENSES:
  Taxes                                         $  141,600     $ 0.82     $   708      9.69%
  Insurance                                     $   46,000     $ 0.27     $   230      3.15%
  Utilities                                     $  133,000     $ 0.77     $   665      9.10%
  Repair & Maintenance                          $  120,000     $ 0.70     $   600      8.21%
  Cleaning                                      $   23,000     $ 0.13     $   115      1.57%
  Landscaping                                   $   35,000     $ 0.20     $   175      2.39%
  Security                                      $    3,600     $ 0.02     $    18      0.25%
  Marketing & Leasing                           $   30,000     $ 0.17     $   150      2.05%
  General Administrative                        $  190,000     $ 1.11     $   950     13.00%
  Management                            5.00%   $   73,088     $ 0.43     $   365      5.00%
  Miscellaneous                                 $        0     $ 0.00     $     0      0.00%

TOTAL OPERATING EXPENSES                        $  795,288     $ 4.63     $ 3,976     54.41%

  Reserves                                      $   50,000     $ 0.29     $   250      3.42%

                                                -------------------------------------------
NET OPERATING INCOME                            $  616,473     $ 3.59     $ 3,082     42.17%

  "GOING IN" CAPITALIZATION RATE                      9.00%

  VALUE INDICATION                              $6,849,697     $39.90     $34,248

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)            $6,849,697

           ROUNDED                              $6,800,000     $39.61     $34,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE           VALUE              ROUNDED          $/UNIT         $/SF
---------------------------------------------------------------------------
8.25%            $7,472,397         $7,500,000         $37,500       $43.69
8.50%            $7,252,621         $7,300,000         $36,500       $42.53
8.75%            $7,045,403         $7,000,000         $35,000       $40.78
9.00%            $6,849,697         $6,800,000         $34,000       $39.61
9.25%            $6,664,570         $6,700,000         $33,500       $39.03
9.50%            $6,489,187         $6,500,000         $32,500       $37.87
9.75%            $6,322,798         $6,300,000         $31,500       $36.70

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,800,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

         Discounted Cash Flow Analysis       $6,800,000
         Direct Capitalization Method        $6,800,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 36
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                   Not Utilized
Sales Comparison Approach                       $6,700,000
Income Approach                                 $6,800,000
Reconciled Value                                $6,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of December 12, 2003 the market value of the fee simple estate in the property is:

                                   $6,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                               SUBJECT PHOTOGRAPHS

                 [PICTURE]                                   [PICTURE]

EXTERIOR - APARTMENT BUILDING - LEASING OFFICE     EXTERIOR - APARTMENT BUILDING

                 [PICTURE]                                   [PICTURE]

              EXTERIOR - POOL                         INTERIOR - TYPICAL HALLWAY

                 [PICTURE]                                   [PICTURE]

     INTERIOR - LIVING AREA IN MODEL UNIT                INTERIOR - CLUBHOUSE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                               SUBJECT PHOTOGRAPHS

              [PICTURE]                                  [PICTURE]

    INTERIOR - MODEL UNIT BEDROOM            INTERIOR - KITCHEN IN VACANT UNIT

              [PICTURE]                                  [PICTURE]

            LAUNDRY ROOM                  INTERIOR - LIVING ROOM OF VACANT UNIT

              [PICTURE]

  BUILDING EXTERIOR - COURTYARD VIEW

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1                COMPARABLE I-2             COMPARABLE I-3
BOTTLEBRUSH APARTMENTS         MORNINGSIDE APARTMENTS       ROYAL OAK COLONY
1600 Bottlebrush Dr. NE        1187-1193 S. Park Ave        3645 Barna Avenue
  Palm Bay, Florida             Titusville, Florida        Titusville, Florida

     [PICTURE]                       [PICTURE]                  [PICTURE]

  COMPARABLE I-4                 COMPARABLE I-5
SUNCOAST TOWNHOMES              ROCKLEDGE VILLAS
325 East University             1525 Fiske Road
Melbourne, Florida             Rockledge, Florida

   [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                             COMPARABLE
          DESCRIPTION                              SUBJECT                                      R - 1
------------------------------------------------------------------------------------------------------------------------
  Property Name                   The Dunes Apartment Homes                  Shore View
  Management Company              AIMCO                                      Epoch Management
LOCATION:
  Address                         201 Harbour City Parkway                   50 Berkeley Street
  City, State                     Indian Harbour Beach, Florida              Satellite Beach, FL
  County                          Brevard                                    Brevard
  Proximity to Subject                                                       5 miles N of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          171,654                                    N/A
  Year Built                      1964                                       1962
  Effective Age                   35                                         35
  Building Structure Type         Two-story block                            Two-story block
  Parking Type (Gr., Cov., etc)   None                                       None
  Number of Units                 200                                        135
  Unit Mix:                               Type         Unit   Qty. Mo. Rent    Type           Unit      Qty.      Mo.
                                  1 1Bdrm/1Ba-1A10       669   84    $524    1 Studio           600              $535
                                  2 2Bdrm/1Ba-2A10       938   81    $639    1 Studio           680              $545
                                  3 2Bdrm/1.5Ba-2A150    968    7    $662    1 1Bdrm/1Ba        850              $594
                                  4 3Bdrm/2Ba - 3A20   1,168   28    $735    2 2Bdrm/1Ba        950              $685
                                                                             3 2Bdrm/1Ba      1,000              $694

  Average Unit Size (SF)          858
  Unit Breakdown:                   Efficiency            2-Bedroom            Efficiency             2-Bedroom
                                    1-Bedroom             3-Bedroom            1-Bedroom              3-Bedroom
CONDITION:                        Average                                    Average
APPEAL:                           Average                                    Average
AMENITIES:
  Unit Amenities                    X  Attach. Garage    X  Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                    X  Balcony                                 X  Balcony
                                       Fireplace                                  Fireplace
                                    X  Cable TV Ready                          X  Cable TV Ready
  Project Amenities                 X  Swimming Pool                           X  Swimming Pool
                                       Spa/Jacuzzi          Car Wash              Spa/Jacuzzi          Car Wash
                                       Basketball Court     BBQ Equipment      X  Basketball Court     BBQ Equipment
                                       Volleyball Court     Theater Room          Volleyball Court     Theater Room
                                       Sand Volley Ball  X  Meeting Hall          Sand Volley Ball  X  Meeting Hall
                                       Tennis Court         Secured Parking       Tennis Court         Secured Parking
                                       Racquet Ball      X  Laundry Room          Racquet Ball      X  Laundry Room
                                       Jogging Track     X  Business Office       Jogging Track     X  Business Office
                                       Gym Room                                   Gym Room

OCCUPANCY:                        94%                                        97%
LEASING DATA:
  Available Leasing Terms                                                    7 to 12 months
  Concessions                                                                1 month
  Pet Deposit                                                                $200 deposit, $200 non-refundable pet fee
  Utilities Paid by Tenant:         X  Electric          X  Natural Gas        X  Electric          X  Natural Gas
                                    X  Water                Trash              X  Water                Trash
  Confirmation                                                               Leasing Agent
  Telephone Number                                                           1-866-802-6319
NOTES:                                                                       This property is located off A1A,
                                                                             opposite the beach.

 COMPARISON TO SUBJECT:                                                      Similar

                                                    COMPARABLE                                   COMPARABLE
          DESCRIPTION                                  R - 2                                        R - 3
----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Brittany Apartments                          Rivercrest Apartments
  Management Company              Northland Investments                        Wilder Richman Management
LOCATION:
  Address                         1874 Brittany Drive                          3320 Rivercrest Drive
  City, State                     Indialantic, FL                              Melbourne, FL
  County                          Brevard                                      Brevard
  Proximity to Subject            0.5 miles east of the subject                4.5 miles NW of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          N/A                                          N/A
  Year Built                      1982                                         1985
  Effective Age                   20                                           18
  Building Structure Type         Siding                                       Siding
  Parking Type (Gr., Cov., etc)   None                                         None
  Number of Units                 Unk.                                         Unk.
  Unit Mix:                          Type          Unit     Qty.      Mo.         Type             Unit      Qty.       Mo.
                                  2 2Bdrm/1Ba      1,136             $794      1 1Bdrm/1Ba           800               $559
                                  3 2Bdrm/2Ba      1,196             $804      2 2Bdrm/2Ba         1,100               $679
                                  4 3Bdrm/2Ba      1,436             $979      3 2Bdrm/2Ba         1,200               $699

  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency              2-Bedroom            Efficiency              2-Bedroom
                                    1-Bedroom               3-Bedroom            1-Bedroom               3-Bedroom
CONDITION:                        Good                                         Good
APPEAL:                           Good                                         Good
AMENITIES:
  Unit Amenities                       Attach. Garage     X   Vaulted Ceiling        Attach. Garage      X   Vaulted Ceiling
                                    X  Balcony            X                      X   Balcony             X
                                       Fireplace                                     Fireplace
                                    X  Cable TV Ready                            X   Cable TV Ready
  Project Amenities                 X  Swimming Pool                             X   Swimming Pool
                                    X  Spa/Jacuzzi        X   Car Wash               Spa/Jacuzzi         X   Car Wash
                                       Basketball Court       BBQ Equipment      X   Basketball Court        BBQ Equipment
                                       Volleyball Court       Theater Room           Volleyball Court        Theater Room
                                    X  Sand Volley Ball   X   Meeting Hall           Sand Volley Ball    X   Meeting Hall
                                    X  Tennis Court           Secured Parking    X   Tennis Court            Secured Parking
                                       Racquet Ball           Laundry Room           Racquet Ball            Laundry Room
                                       Jogging Track      X   Business Office        Jogging Track       X   Business Office
                                    X  Gym Room                                  X   Gym Room
                                                                                 X
OCCUPANCY:                        95%                                          98%
LEASING DATA:
  Available Leasing Terms         3 to 12 months                               7 to 12 mo.
  Concessions                     NA                                           NA
  Pet Deposit                     $200 deposit, $200 non-refundable pet fee    $150 deposit; $150 non-refundable pet fee
  Utilities Paid by Tenant:         X  Electric           X   Natural Gas        X   Electric            X   Natural Gas
                                    X  Water                  Trash              X   Water                   Trash
  Confirmation                    Leasing Agent                                Leasing Agent
  Telephone Number                1-866-788-5923                               1-866-802-2451
NOTES:

 COMPARISON TO SUBJECT:           Superior                                     Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1                 COMPARABLE R-2               COMPARABLE R-3
    SHORE VIEW                 BRITTANY APARTMENTS         RIVERCREST APARTMENTS
50 Berkeley Street             1874 Brittany Drive         3320 Rivercrest Drive
Satellite Beach, FL              Indialantic, FL              Melbourne, FL

     [PICTURE]                       [PICTURE]                  [PICTURE]

      N/A                              N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         The analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

         I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

         The American Society of Appraisers has a mandatory recertification program for all of its senior members. I am in compliance with the requirements of that program.

                                   /s/ Edward Zenkovich
                                  ----------------------------------------------
                                             Edward Zenkovich, ASA
                                      Managing Principal, Real Estate Group
                                  State of Florida, Certified General Appraiser,
                                                       #0001259

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                            EDWARD J. ZENKOVICH, ASA
                  SENIOR VICE PRESIDENT AND MANAGING PRINCIPAL,
                                REAL ESTATE GROUP

POSITION Edward J. Zenkovich serves as Senior Vice President and Managing Principal of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation          In the Public Sector Services Group of AAA, Mr.
                     Zenkovich assisted clients with the establishment of fixed asset records for insurance, property control, and property accounting purposes for the appraisal of buildings, land improvements, and machinery and equipment. Mr.
                     Zenkovich was also responsible for the planning and management of large multiple-location engagements.

                     In the Real Estate Valuation Group, Mr. Zenkovich completed valuations of various types of real estate including commercial, investment, manufacturing, retail, and warehouse properties.

                     As a member of the Real Estate Group, Mr. Zenkovich specialized in the valuation of investment real estate. Property interests he has appraised include fee simple, leased fee, and leasehold. He has completed appraisals for financial reporting, financing, litigation support, portfolio valuation, purchase, purchase price allocation, and sale. Specific properties he has appraised include apartments, hotels, land developments, nursing homes, office buildings, regional and community shopping centers, and warehouses. He has additional appraisal experience in heavy industrial property valuations, as well as investment portfolios for major institutional clients.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

Court                    Mr. Zenkovich is a qualified expert witness of the U.S.
                         Bankruptcy Court, Western District.

Business Mr. Zenkovich joined AAA in 1980 as an assistant appraiser in the Public Sector Services Group, advancing to staff appraiser the following year. In 1985, he transferred to the Real Estate Valuation Group and was promoted to senior appraiser in 1988. Mr. Zenkovich was appointed area manager of the Real Estate Group's Tampa, Florida, office and was promoted to principal in 1994. He was named a Vice President of AAA in 1995 and a Managing Principal in 1997. From 2001 to 2003, Mr. Zenkovich was the national director of AAA's Real Estate Group. He currently serves as Managing Principal of the Real Estate Group in Atlanta, Georgia.

EDUCATION                University of Wisconsin - Milwaukee
                          Bachelor of Business Administration - Real Estate and
                         Urban
                          Development

STATE CERTIFICATIONS     State of Colorado, Certified General Appraiser,
                         #CG01325475
                         State of Florida, Certified General Appraiser,
                         #RZ0001259
                         State of Florida, Licensed Real Estate Broker,
                         #BK0468540
                         State of Georgia, Certified General Real Property
                         Appraiser,
                         #005263
                         State of Minnesota, Certified General Real Property
                         Appraiser,
                         #4003673

PROFESSIONAL             American Society of Appraisers, Accredited Senior
 AFFILIATIONS            Appraiser

                          ASA Designation - Urban Real Property
                         Institute of Property Taxation, Candidate

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

VALUATION AND           American Society of Appraisers
 SPECIAL COURSES         Introduction to Business Valuation, Part One
                        Appraisal Institute
                         Basic Valuation Procedures
                         Capitalization Theory and Techniques, Parts A and B
                         Case Studies in Real Estate Valuation
                         Real Estate Appraisal Principles
                         Standards of Professional Practice, Parts A and B
                         Valuation Analysis and Report Writing

AMERICAN APPRAISAL ASSOCIATES, INC.
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE DUNES APARTMENT HOMES, INDIAN HARBOUR BEACH, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.